AMENDMENT

 TO

 PROMISSORY NOTE

This Amendment to the Promissory Note (“Amendment”), by and between Winning Edge International, Inc. (the “Company” formally known as GWIN, Inc.) and Laurus Master Fund, Ltd. (the “Lender”) and dated October 29, 2004, is entered into on this 28th day of September, 2007, on the following terms and conditions:

PREMISES:

A.     On October 29, 2004, the Company entered in a promissory note with Lender to borrow $600,000 under the terms of a secured convertible promissory note dated October 29, 2004 (the “Note”).

B.

The Note has a maturity date of October 29, 2007 and is secured by substantially all of the assets of the Company and its subsidiary through a Master Security Agreement, a Stock Pledge Agreement and a Subsidiary Guaranty Agreement all dated October 29, 2004 (collectively, the “Security Agreements”).

C.

The Company now desires to sell all of its assets and otherwise begin winding down its operations.

D.

The parties have agreed to modify the terms of the Note and to consent to the sale by the Company of substantially all of its assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   Maturity.  The Maturity Date of the Note is hereby amended to extend the maturity date of the Note to July 31, 2008.

2.

Payment Schedule.  Notwithstanding anything to the contrary set forth in the Note, the Note shall be paid pursuant to the following schedule:

a)

 On the Effective Date (as defined below) of this Amendment, twenty-five thousand dollars ($25,000) will be paid to Lender and Lender agrees to apply such payment first to repay outstanding and unpaid interest under the Note and then (if any unapplied amount remains) to outstanding principal under the Note;

b)

Sixty days from the Effective Date, the Company will pay Lender twenty-five thousand dollars ($25,000) and Lender agrees to apply such payment first to repay outstanding and unpaid interest under the Note and then (if any unapplied amount remains) to outstanding principal under the Note;

c)

One Hundred and twenty days from the Effective Date, the Company will pay Lender twenty-five thousand dollars ($25,000) and Lender agrees to apply such payment first to repay outstanding and unpaid interest under the Note and then (if any unapplied amount remains) to outstanding principal under the Note;

d)

On or before the 15th day of the seventh month from the Effective Date, the Company will pay Lender twenty-five thousand dollars ($25,000) and Lender agrees to apply such payment first to repay outstanding and unpaid interest under the Note and then (if any unapplied amount remains) to outstanding principal under the Note;

e)

On or before the 15th day of the eighth month from the Effective Date, the Company will pay Lender twenty-five thousand dollars ($25,000) and Lender agrees to apply such payment first to repay outstanding and unpaid interest under the Note and then (if any unapplied amount remains) to outstanding principal under the Note;

f)

On or before the 15th day of the ninth month from the Effective Date, the Company will pay Lender twenty-five thousand dollars ($25,000) and Lender agrees to apply such payment first to repay outstanding and unpaid interest under the Note and then (if any unapplied amount remains) to outstanding principal under the Note;

g)

On or before the 15th day of the tenth month from the Effective Date, the Company will pay Lender twenty-five thousand dollars ($25,000) and Lender agrees to apply such payment first to repay outstanding and unpaid interest under the Note and then (if any unapplied amount remains) to outstanding principal under the Note;

h)

On or before July 31, 2008 the Company will pay Lender all outstanding amounts under the Note in full.

The Company may prepay any and all amounts without penalty.

3)

Interest.  The Interest Rate (as defined in the Note) is hereby amended and increased to a rate of twenty percent (20%) per annum.

4)

Consent and Release.  The Lender acknowledges and consents to (i) the sale by the Company and its subsidiary, Global Sports Edge, Inc. (“GWN Sub”) of the assets set forth on Annex A hereto (the “Assets”), and the release of its security interests and liens in the Assets which the Company and/or GWIN Sub may have granted to the Lender under the Security Documents and (ii) on and after the earlier to occur of the repayment in full or assumption by a third party reasonably acceptable to Lender of the remaining Obligations (as defined in the Security Documents) under the Note, the wind down and termination of the operations of the Company and GWIN Sub. Lender agrees to sign all documents and instruments necessary to effect the release of the Assets under such Security Documents including without limitation a partial release of such Assets from filed UCC-1s.

5)

Conversion.  The Note shall no longer be convertible as of and after the Effective Date.

6)

Additional Consideration.  As additional consideration for this Amendment and the release of the Assets from the security interest of the Lender, the Company shall deliver fifty thousand dollars ($50,000) of Betbroker, PLC stock (the “Stock Payment”) to Lender within (10) Ten working days of the Effective Date.  For purposes of this Amendment, the value of Betbrokers’ stock will be based on the five day closing average stock price for Betbrokers’ stock as quoted on the “AIMS” on the five days trading prior to the date of this Amendment but in no event will such value per share be less than 5 pence per share.  The Betbrokers’ stock will be restricted from being sold for one year from the date of the closing of the sale of Assets between the Company and Betbroker, PLC. Lender agrees not to sell any of the Stock Payment for a period of one year from the Effective Date.

7)

Effective Date.  The Effective Date shall mean the first date upon which (i) Lender shall have received a duly executed counterpart signature to this Amendment, (ii) the Lender shall have received a cash payment of $25,000 to be applied to reduce outstanding principal and/or interest under the Note and (iii) the Lender shall have received the Stock Payment.

8)   Other Inconsistent Provisions Hereby Amended.   Any other provisions of the Agreement  which are inconsistent with the terms of Sections 1 and 2 of this Amendment described above, shall be deemed to be amended consistent therewith.  All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

9)

Reaffirmation and Ratification.

The undersigned each hereby confirm that all amounts due under this Amendment, the Note and otherwise, (as same may be amended, modified or supplement from time to time) shall be deemed to “Obligations” and/or “Indebtedness” under as defined in each of the Security Documents and the personal guarantee of Wayne Allyn Root, dated as of October 29, 2004 and issued for the benefit of Lender.

10)     Counterparts.   This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Capitalized terms not otherwise defined herein have the meanings given to such terms in the above referenced Asset Purchase Agreement.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

Winning Edge International, Inc.

By:_/s/_________________________

      Name: Wayne Allyn Root

      Title: CEO

Laurus Master Fund, Ltd.
By: Laurus Capital Management, LLC, as investment manager

By:_/s/_________________________

Name:  Pat Regan

Title: Authorized Signatory

Wayne Allyn Root,

Individually

_/s/____________________________